Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tel-Instrument Electronics Corp.
East Rutherford, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-18978) of Tel-Instrument Electronics Corp. of our report dated June 29, 2016 relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

BDO USA, LLP
Woodbridge, New Jersey

June 29, 2016